Exhibit 10.3
Natural Gas Supply Agreement

1.                                       This Natural Gas Supply Agreement (“Agreement”) is made and entered into by and between NorthWestern Services Group, Inc. (“NorthWestern”) and Great Plains Ethanol, LLC (“Customer”) this 2nd day of Sept, 2002.  This Agreement shall become effective on the date customer begins commercial operations (“Plant Start-Up Date”), which is assumed to be March 2003.  Delivery of natural gas under this Agreement requires a new Town Border Station (TBS) and new pipeline facilities between NorthWestern and Northern Natural Gas Company (“NNG”).  The new TBS and pipeline facilities will be constructed by NorthWestern.  In addition, the new TBS and pipeline facilities from the TBS to the Plant shall be owned and operated by NorthWestern.  Terms and conditions related to service on the TBS and the new pipeline facilities are part of the Natural Gas Distribution Delivery Agreement dated Sept. 2, 2002.

2.                                       Delivery Quantities:

Maximum Daily Quantity*	8,400 MMBtu per day

Average Minimum Daily Quantity*	3,380 MMBtu per day

                                                *NorthWestern and Customer agree that the above stated volumes are estimates.  Plant volumes may change from time to time and future expansion may occur prior to the end of this contract term.  NorthWestern will have a maximum capacity of 8,400 MMBtu per day available at the Great Plains Ethanol site for their use throughout the term of this Agreement.

3.                                       Gas Supply Charge:                                       Per MMBtu equivalent price as reported in the first of the month issue of Inside F.E.R.C. Gas Market Report for NNG-Ventura published for the month of use.  Gas supply charge can be converted to a fixed price for any month, at desired quantity of MMBtu’s, at any time during the contract term.

4.                                       Term:  Date of initial Plant Start-Up through October 31, 2004.

5.                                       Billing and Payment:                                   NorthWestern shall use reasonable efforts to render invoices on or before the 10th day of each month for all gas delivery commodity and monthly customer charges applicable to gas deliveries to the Customer in the preceding month.  Customer shall pay NorthWestern on or before the 25th day of each month for all charges reflected on the invoice rendered by NorthWestern in the current month.

Great Plains Ethanol, LLC	NorthWestern Energy, a division of
NorthWestern Services Group, Inc.

By	/s/ Darin Ihnen	By	/s/ Curt Pohl

Title	President	Title	VP Operations